QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.17

NOTE PURCHASE AGREEMENT

        THIS NOTE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 3, 2005, by and between Netlist, Inc., a Delaware corporation, whose address is 475 Goddard, Irvine, California 92618 (the "Company"), and Serim Paper Manufacturing Co., Ltd., whose address is 505, ShinSa-Dong, KangNam-Ku, Seoul, Korea (hereinafter referred to as the "Purchaser");

WITNESSETH:

        WHEREAS, the Company agrees to issue to Purchaser a 7.5% Promissory Note No. NLCP-10, dated of even date herewith and in the original principal amount of $625,000 (the "New Note") in exchange for the 7.5% Promissory Note No. NLCP-07, dated April 3, 2004, in the original principal amount of $625,000 (the "Existing Note"), upon the terms and subject to the conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the exchange of the New Note for the Existing Note, it is hereby agreed as follows:

1)
PURCHASE AND SALE:

        Subject to the terms and conditions hereinafter set forth, concurrently with the execution of this Agreement, (i) the Company shall issue and sell to the Purchaser the New Note in consideration of the return and cancellation of the Existing Note and the waiver set forth below, and (ii) the Purchaser shall return to the Company the Existing Note for cancellation in consideration of the issuance of the New Note.

2)
WAIVER:

        Purchaser hereby waives any rights, claims and remedies that it may have under the Existing Note or otherwise with respect to the Company's failure to repay the Existing Note prior to the execution of this Agreement and the cancellation of the Existing Note and hereby releases the Company and its affiliates, shareholders, agents and employees, and the representatives, successors and assigns for all of them, from any and all claims, demands and causes of action, known or suspected that Purchaser may have to date with regard to the Existing Note and such failure to repay the Existing Note.

3)
MATURITY:

        Although the New Note provides that principal and accrued interest owing on the New Note is due and payable on July 3, 2006 (the "Initial Maturity Date"), the Purchaser agrees not to present or surrender the New Note for redemption on that date. The Purchaser further agrees to hold the New Note until April 3, 2007 (the "Rollover Maturity Date") unless the Purchaser desires to exchange the New Note for preferred stock of the Company pursuant to Section 4 below.

4)
EXCHANGE OF NEW NOTE FOR PREFERRED STOCK:

        The Purchaser shall have the right, but not the obligation, to effectively convert the amount of principal due on the New Note into whole shares of preferred stock of the Company at any time. The Purchaser can exercise this right by providing a written request for the exchange of the New Note for preferred stock to the Company at least 30 days in advance of the requested date of exchange. Prior to the requested date of exchange, the Company will take all necessary steps to authorize and prepare for legal issuance a new class of preferred stock (the "New Preferred Stock") with rights and preferences substantially equivalent to the rights and preferences of the Company's existing Series A Convertible Preferred Stock. Each share of the New Preferred Stock will be convertible into the number and type of securities into which the Company's Series A Convertible Preferred Stock is then convertible into

(currently, one share of the Company's common stock) at any time at the option of the holder of such share; provided, however, that such conversion shall occur automatically, without any action on the part of such holder, immediately prior to the occurrence of a Qualifying IPO (as defined below). Each share of New Preferred Stock will rank pari passu with the Company's existing Series A Convertible Preferred Stock. If such right of exchange is exercised, the New Note will be exchanged for shares of the New Preferred Stock at a price equal to the lower of (i) $1.667 per share, with such price to be adjusted to appropriately reflect the effects of any stock splits, stock dividends, recapitalizations or similar changes in the Company's common stock occurring after the date hereof and prior to such exchange, and (ii) the per-share fair market value of the New Preferred Stock (the "Per-Share Exchange Price") (i.e., the New Note will be exchanged for such number of shares as equals the principal amount of the New Note divided by the Per-Share Exchange Price).

        Notwithstanding anything to the contrary in the foregoing paragraph, in the event of a Qualifying IPO (as defined below), the Purchaser shall be deemed, without any requirement of providing any advance written request or taking any other action, to have exercised the exchange right set forth in the foregoing paragraph immediately prior to the closing of such Qualifying IPO, and thereupon the Company will issue to the Purchaser, in exchange for the New Note, such number of shares of the Company's common stock as shall equal the principal amount of the New Note divided by the Per-Share Exchange Price. As used herein, a "Qualifying IPO" shall mean a public offering by the Company or any parent entity of the Company of shares of its common stock at a per-share price in excess of the Per-Share Exchange Price which results in the automatic conversion of the outstanding shares of the Company's existing Series A Convertible Preferred Stock into shares of the Company's or such parent entity's common stock.

5)
PAYMENT:

        The Company will make all payments of principal and accrued interest as set forth on the New Note. If the New Note is exchanged for shares of the New Preferred Stock, the Company shall pay interest accrued through the date of such exchange.

6)
GENERAL PROVISIONS

a)
Entire Agreement.

        This Agreement and the New Note shall constitute the entire agreement, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

b)
Sections and Other Headings.

        The section and other headings contained in this Agreement are for reference purposed only and shall not affect the meaning or interpretation of this Agreement.

c)
Governing Law.

        This Agreement, and all transactions contemplated hereby, shall be governed by, the internal laws of the State of California (without giving effect to the conflicts of laws provisions thereof). The parties hereto waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties hereto agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

        IN WITNESS WHEREOF, this Note Purchase Agreement has been executed by each of the parties hereto on the date first above written.

"PURCHASER"		"THE COMPANY"
Serim Paper Manufacturing Co., Ltd.		Netlist, Inc., a Delaware corporation
By:	/s/ D.Y. LEE	By:	/s/ C.K. HONG
	Name: D.Y. Lee		C.K. Hong
	Title: President		President

QuickLinks

NOTE PURCHASE AGREEMENT
WITNESSETH